EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-39028) of Optio Software, Inc. of our report dated July 15, 2004, except for Note I, as to which the date is September 15, 2004, with respect to the consolidated financial statements of VertiSoft Corporation and Subsidiary for the years ended December 31, 2003 and 2002, which appear in the Current Report on Form 8-K/A of Optio Software, Inc. dated October 22, 2004.

/s/ Williams Benator & Libby, LLP
Williams Benator & Libby, LLP

Atlanta, Georgia

October 22, 2004